CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2014, relating to the financial statements and financial highlights of USFS Funds Trust, comprising USFS Funds Limited Duration Government Fund and USFS Funds Tactical Asset Allocation Fund, for the year ended December 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 25, 2014